EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 26, 2017 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) on the consolidated financial statements of Bion Environmental Technologies, Inc. and Subsidiaries, which report appears in the annual report on Form 10-K of Bion Environmental Technologies, Inc. and Subsidiaries for the year ended June 30, 2017.

/s/ Eide Bailly LLP

Denver, Colorado
September 26, 2017